                                                                       EXHIBIT 8



January 11, 2002




Board of Directors
Equipment Finance, Inc.
118 West Airport Road, Suite A
Lititz, PA 17543

REPORT ON CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

Dear Board of Directors:

You have requested the opinion of KPMG LLP ("KPMG") regarding certain federal income tax consequences resulting from a plan of merger pursuant to which Equipment Finance, Inc. ("EFI") will merge (the "Merger") with and into Sterling EFI Acquisition Corporation ("Acquisition Corporation"), which is organized under the laws of the State of Pennsylvania and which is directly and wholly owned by Sterling Financial Corporation ("Sterling"). Unless otherwise indicated, all section references in this opinion letter are to the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

It is our understanding that this opinion letter will be included in a proxy statement issued to the shareholders of EFI common stock (the "EFI Shareholders" and "EFI Common Stock", respectively). The proxy statement may be included with or referred to in an SEC filing by Sterling in order for Sterling to register the shares of its common stock (the "Sterling Common Stock") issued in the Merger. Furthermore, our opinion and advice is directed to EFI and the EFI Shareholders who agree that such opinion will not be provided to, or referenced in communication with, any third party (with the exception of the aforementioned SEC filing by Sterling for share registration purposes). Thus, any party other than EFI and the EFI Shareholders may not rely upon our opinions and advice in this opinion letter.

In addition, we have assumed that: (i) the Merger will be reported by EFI, Sterling, and Acquisition Corporation on their respective U.S. federal income tax returns in a manner consistent with the opinions set forth below; (ii) any representation or statement that is anticipated to be true or that is made "to the best of our knowledge" or is similarly qualified is correct without such qualification; (iii) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement (present or otherwise), there is in fact no such plan, intention, understanding or agreement; and (iv) officers of EFI, Sterling, and Acquisition Corporation who have signed the representations on behalf of those respective entities are knowledgeable concerning the matters and are authorized to make all of the representations set forth herein.

The opinions contained in this letter are based on the facts, assumptions, and representations verified and obtained from representatives of EFI and Sterling to be true as of the date of this letter. We have relied upon certain documents you have submitted for our consideration including the Agreement and Plan of Reorganization (the "Agreement") dated November 2, 2001, between Sterling, Acquisition Corporation, and EFI. If any of these facts, assumptions, or representations is not entirely complete or accurate, it is imperative that we are informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinion.

                              SCOPE OF THE OPINION

The OPINION contained in this letter is based on the facts, assumptions, and representations verified and obtained from representatives of EFI and Sterling to be true as of the date of this letter. You represented to us that you have provided us with all the facts and circumstances that you know or have reason to know are pertinent to this opinion letter. If any of these facts, assumptions, or representations is not entirely complete or accurate, it is imperative that we are informed immediately in writing as the incompleteness or inaccuracy could cause us to change our opinion.

Our advice in this opinion letter is limited to the conclusions specifically set forth herein under the heading OPINION. KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described herein. No inference should be drawn on any matter not specifically opined on below.

In rendering our OPINION, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof - all as in effect on the date of this letter. These authorities are subject to change or modification retroactively and/or prospectively and any such changes could affect the validity or correctness of our OPINION. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification.

This OPINION is not binding on the Internal Revenue Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

                                     OPINION

Based solely upon the information contained in the Agreement and the facts, assumptions, and representations verified and obtained from representatives of EFI and Sterling, to be true as of the date of this letter, and subject to the conditions and limitations described in the SCOPE OF THE OPINION above, it is the opinion of KPMG that the following federal income tax consequences will result from the Merger:

      1.    The Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) by reason of section 368(a)(2)(D). EFI, Sterling, and Acquisition Corporation will each be "a party to a reorganization" within the meaning of section 368(b).

      2. No gain or loss will be recognized by EFI on the transfer of substantially all of its assets to Acquisition Corporation in exchange for Sterling Common Stock, cash, and the assumption by Acquisition Corporation of EFI's liabilities (sections 361(a) and
            (b) and 357(a)).

      3. An EFI Shareholder that receives solely Sterling Common Stock (including any fractional share interest to which the shareholder may be entitled) will recognize no gain or loss upon the exchange of EFI Common Stock solely for shares of Sterling Common Stock (section 354(a)).

      4. If an EFI Shareholder receives both cash (other than cash in lieu of a fractional share of Sterling Common Stock and any portion of cash received from escrow treated as interest) and Sterling Common Stock in exchange for the shares of EFI Common Stock, then the gain, if any, realized by an EFI Shareholder upon receipt of Sterling Common Stock and cash in exchange for EFI Common Stock will be recognized, but in an amount not in excess of the cash received (excluding any cash received in lieu of fractional shares) (section 356(a)(1)). If the exchange has the effect of the distribution of a dividend (determined with the application of section 318), then the amount of gain recognized that is not in excess of the EFI Shareholder's ratable share of undistributed earnings and profits of EFI will be treated as a dividend (section 356(a)(2)). The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder by shareholder basis in accordance with the principles enunciated in Commissioner v. Clark, 489 U.S. 726 (1989). No loss will be recognized (section 356(c)).

      5. Cash received by an EFI Shareholder who dissents to the Merger or elects to receive cash and receives only cash will be treated as a distribution in redemption of the EFI Common Stock held by such shareholder, subject to the provisions of section 302. Where a shareholder owns no Sterling stock, either directly or constructively by reason of the application of section 318, the redemption will be a complete termination of interest within the meaning of section 302(b)(3) and such cash (other than any portion of cash received from escrow treated as interest) will be treated as a distribution in full payment in exchange for his or her EFI Common Stock (section 302(a)). Such shareholder will recognize gain or loss measured by the difference between the amount of cash received (other than any portion of cash received from escrow treated as interest) and the adjusted basis of the EFI Common Stock surrendered (section 1001). Such gain or loss will be treated as capital gain or loss if the shareholder held the EFI Common Stock as a capital asset within the meaning of section 1221.

      6. The basis in the Sterling Common Stock (including fractional shares to which an EFI Shareholder may be entitled) received by an EFI Shareholder in exchange for EFI Common Stock will be the same as the basis of EFI Common Stock that was exchanged therefor, decreased by the amount of cash received (other than cash in lieu of a fractional share of Sterling Common Stock and other than any portion of cash received from escrow treated as interest), and increased by any gain recognized on the exchange (section 358(a)(1)).

      7. The holding period of the Sterling Common Stock received by an EFI Shareholder will include the period during which the EFI Common Stock surrendered in exchange therefor was held by the EFI Shareholder, provided that the EFI Common Stock surrendered was a capital asset (as defined in section 1221) in the hands of the EFI Shareholder on the date of the Merger (section 1223(1)).

      8. To the extent an EFI Shareholder receives cash instead of a fractional share of Sterling Common Stock, such cash will be treated as if fractional shares were distributed as part of the exchange and then redeemed for cash by Sterling. These cash payments will be treated as having been received in exchange for the redeemed fractional share interests under section 302(a). Such shareholder will be required to recognize gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of such shareholder's Sterling Common Stock allocable to the fractional share.
                                      ***

VERY TRULY YOURS



/s/ KPMG LLP